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                                                            Exhibit 99.(a)(1)(E)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

     If you previously elected to accept Endwave Corporation's Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Human Resources of Endwave Corporation ("Endwave") before 5:00 p.m., Pacific Daylight Time, on October 25, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via mail to Endwave's corporate offices in Sunnyvale, California or facsimile at (408) 617-8105. Notices returned via e-mail also will be accepted. Please email your Notice to stock.administration@endwave.com. If you have questions regarding the process for returning this Notice, please contact Human Resources at:

      Beth Dayen, 408-522-3169              Anne Markert-Breesch, 408-522-3132
      Leslie Bigler, 408-522-3141           Dianna Brunt, 530-295-6077
      Claudia LaFountain, 530-295-6082

To Endwave:

     I previously received a copy of the Offer to Exchange (dated September 26, 2001), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to accept Endwave's Offer to Exchange. I now wish to change that election, and reject Endwave's Offer to Exchange. I understand that by signing this Notice and delivering it to Human Resources, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

     I understand that in order to reject the Offer, I must sign and deliver this Notice to Human Resources before 5:00 p.m., Pacific Daylight Time, on October 25, 2001, or if Endwave extends the deadline to exchange options, before the extended expiration of the Offer.

     By rejecting the Offer to Exchange, I understand that I will not receive any Short-Term Options or New Options, and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between Endwave and me.

     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

     I do not accept the offer to exchange options.

                                                              Date:
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         Optionee Signature

Name:
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         (Please print)

Endwave hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on Endwave's successors, assigns and legal representatives:

ENDWAVE CORPORATION

By:                                                           Date:
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Title:
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